EXHIBIT 10.2

PREMIERWEST BANCORP

AMENDMENT TO EMPLOYMENT AGREEMENT
FOR RICH HIEB

     This Amendment dated effective April 24, 2008 (this “Amendment”) amends the Employment Agreement by and among PremierWest Bancorp, PremierWest Bank, and Rich Hieb dated as of December 13, 2007 (the “Employment Agreement”).

1.	The Employment Agreement is amended to provide that effective on or after May 1, 2008, Executive agrees to continue to serve in the positions and perform the duties under the Employment Agreement on a part-time basis as an at-will employee until his retirement or until terminated as provided in the Employment Agreement. Executive acknowledges that the changes to his compensation and schedule do not give rise to “Good Reason” for Executive to terminate the Employment Agreement.

2.	Section 5.1 of the Agreement is amended to add, “Effective on or after May 1, 2008 Executive and the Board of Directors will agree on a reduced schedule and reduced annual base salary commensurate with the new schedule.”

3.	Section 14 of the Agreement is amended to change the calculation of the Transaction Bonus from 30% of Executive’s Base Salary at the time of the Change in Control to “30% of the sum of Executive’s Base Salary and annual SERP payments at the time of the Change in Control.”

4.	Except as specifically set forth herein, the Employment Agreement as previously executed shall continue in full force and effect as written. Terms not otherwise defined in this Amendment shall have the meanings set forth in the Employment Agreement.

     IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

PREMIERWEST BANCORP	EXECUTIVE

By: /s/ Patrick G. Huycke	/s/ Rich Hieb
Patrick G. Huycke	Rich Hieb
Chairman of the Compensation Committee

PREMIERWEST BANK

By: /s/ Patrick G. Huycke
Patrick G. Huycke
Chairman of the Compensation Committee